Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 1 dated February 7, 2025 relating to the Common Stock, par value $0.0001 per share, of PepGen Inc. shall be filed on behalf of the undersigned.

SUVRETTA CAPITAL MANAGEMENT, LLC

By:	/s/ Aaron Cowen
Name:	Aaron Cowen
Title:	Authorized Signatory

AVERILL MASTER FUND, LTD.

By:	/s/ Aaron Cowen
Name:	Aaron Cowen
Title:	Director

AARON COWEN

By:	/s/ Aaron Cowen